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Exhibit 14.6

CAMGSM COMPANY LIMITED

FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2003

CAMGSM COMPANY LIMITED
FINANCIAL STATEMENTS
FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owner
of CamGSM Company Limited:

        We have audited the accompanying balance sheets of CamGSM Company Limited, as of December 31, 2003 and 2002 and the related statements of income, changes in owner's equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CamGSM Company Limited, as of December 31, 2003 and 2002 and the result of its operations, changes in owner's equity and cash flows for each of the three years in the period ended December 31, 2003 in accordance with International Financial Reporting Standards as published by the International Accounting Standards Board.

        International Financial Reporting Standards vary in certain respects from accounting standards generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 24 to the financial statements.

PRICEWATERHOUSECOOPERS (CAMBODIA) LIMITED
Phnom Penh, Kingdom of Cambodia
30 June 2004

Exh 14.6-1

CAMGSM COMPANY LIMITED
STATEMENTS OF INCOME
FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001

	Notes	2003 US$	2002 US$	2001 US$
Income	3	69,997,554	55,207,422	48,916,675
Cost of sales	4	30,537,952	15,732,026	13,020,737

GROSS PROFIT		39,459,602	39,475,396	35,895,938
General and administrative expenses	5	19,263,804	19,416,435	15,809,739
Sales and marketing expenses		6,012,998	5,806,031	8,843,844
Net finance expenses	6	420,129	825,421	876,613

INCOME BEFORE INCOME TAX		13,762,671	13,427,509	10,365,742
Income tax expense	7	2,782,082	2,685,502	2,088,933

NET INCOME FOR THE YEAR		10,980,589	10,742,007	8,276,809

The accompanying notes on pages 6-19 form an integral part of these financial statements.

Exh 14.6-2

CAMGSM COMPANY LIMITED
STATEMENTS OF CHANGES IN OWNER'S EQUITY
FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001

	Note	Share capital US$	Retained earnings US$	Total US$
2001
At 1 January 2001		5,000,000	13,183,991	18,183,991
Net income		—	8,276,809	8,276,809

As at 31 December 2001		5,000,000	21,460,800	26,460,800

2002
At 1 January 2002		5,000,000	21,460,800	26,460,800
Net income		—	10,742,007	10,742,007
Dividend declared and paid		—	(24,070,000)	(24,070,000)

As at 31 December 2002		5,000,000	8,132,807	13,132,807

2003
At 1 January 2003		5,000,000	8,132,807	13,132,807
Net income		—	10,980,589	10,980,589
Dividend declared and paid		—	(7,500,000)	(7,500,000)

As at 31 December 2003		5,000,000	11,613,396	16,613,396

The accompanying notes on pages 6 to 19 form an integral part of these financial statements.

Exh 14.6-3

CAMGSM COMPANY LIMITED
BALANCE SHEETS
AS AT 31 DECEMBER 2003 AND 2002

	Notes	2003 US$	2002 US$
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	8	42,949,964	35,095,509
Intangible fixed assets	9	—	167
Prepaid rent	10	198,900	198,900

Total non-current assets		43,148,864	35,294,576

CURRENT ASSETS
Cash and cash equivalents	11	11,790,600	6,883,959
Trade and other receivables	12	6,947,369	5,055,366
Prepaid expenses	13	1,813,374	3,774,483
Inventories	14	436,755	229,854
Receivable from related companies	15	5,977,572	2,104,461

Total current assets		26,965,670	18,048,123

TOTAL ASSETS		70,114,534	53,342,699

LIABILITIES AND OWNERS' EQUITY
NON-CURRENT LIABILITIES
Interest-bearing loans and borrowings	16	2,200,000	2,717,040

CURRENT LIABILITIES
Trade and other payables	17	33,075,021	18,452,215
Current portions of interest-bearing loans and borrowings	16	4,183,707	7,711,880
Taxes payable	18	7,281,854	4,719,488
Due to related company	19	4,533,038	3,562,005
Accrued liabilities	20	2,227,518	3,047,264

Total current liabilities		51,301,138	37,492,852

OWNER'S EQUITY
Contributed legal capital	21	5,000,000	5,000,000
Retained earnings		11,613,396	8,132,807

Total owner's equity		16,613,396	13,132,807

TOTAL LIABILITIES AND OWNER'S EQUITY		70,114,534	53,342,699

        These financial statements have been approved for issue by the board of directors on 28 May 2004.

The accompanying notes on pages 6 to 19 form an integral part of these financial statements.

Exh 14.6-4

CAMGSM COMPANY LIMITED
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001

	Note	2003 US$	2002 US$	2001 US$
OPERATING ACTIVITIES
Income after income taxes for the year		10,980,589	10,742,007	8,276,809
Adjustments for:		—
Depreciation of property, plant and equipment	8	12,126,690	13,002,107	10,634,151
Amortisation of intangible assets	9	4,167	55,833	225,000
Provisions for bad and doubtful debts		367,814	182,247	499,907
Profit on disposal of property, plant and equipment		—	(15,844)	(34,304)

		23,479,260	23,966,350	19,601,563
Working capital movements
Increase/(decrease) in trade and other payables		14,622,806	9,888,754	(5,757,768)
Increase in taxes payable		2,562,366	579,549	1,786,112
Increase in due to related company		971,033	1,772,967	195,118
(Decrease)/increase in accrued liabilities		(819,746)	1,938,762	(914,953)
(Increase)/decrease in trade and other receivable		(2,259,817)	(1,092,984)	620,252
Decrease/(Increase) in prepaid expenses		1,961,109	(1,285,435)	(1,937,112)
(Increase)/decrease in inventories		(206,901)	104,454	(61,733)
(Increase)/decrease in receivable from related companies		(3,873,111)	(1,901,743)	558,299

Net cash inflow from operating activities		36,436,999	33,970,674	14,089,778

INVESTING ACTIVITIES
Payments to acquire property, plant and equipment		(19,981,145)	(11,042,954)	(17,942,984)
Payments for license—intangible asset		(4,000)	(56,000)	—
Proceeds from sale of property, plant and equipment		—	133,444	238,217

Net cash outflow from investing activities		(19,985,145)	(10,965,510)	(17,704,767)

FINANCING ACTIVITIES
New interest-bearing loans and borrowings		4,400,000	—	12,487,099
Repayment of interest-bearing loans and borrowings		(8,445,213)	(7,711,879)	(3,855,940)
Dividend declared and paid		(7,500,000)	(24,070,000)	—

Net cash outflow from financing activities		(11,545,213)	(31,781,879)	8,631,159

Net increase/(decrease) in cash and cash equivalents		4,906,641	(8,776,715)	5,016,170
Cash and cash equivalents at the beginning of the year		6,883,959	15,660,674	10,644,504

Cash and cash equivalents at the end of the year	11	11,790,600	6,883,959	15,660,674

Taxes paid amounted to US$ 3,125,156 (2002: US$ 3,398,306, 2001: US$ 527,935)

The accompanying notes on pages 6 to 19 form an integral part of these financial statements.

Exh 14.6-5

CAMGSM COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001

1.     BACKGROUND

        CamGSM Company Limited is a Company established in the Kingdom of Cambodia under the Law on Foreign Investment. The company is wholly owned by Royal Millicom Co., Limited with its principal office at 246 H-I Monivong Boulevard, Phnom Penh. Royal Millicom Co., Limited is a joint venture between Millicom Holdings Cambodia B.V, a Company incorporated in Netherlands with an 61.5% share and Royal Group of Companies, a Company incorporated in Cambodia with a 38.5% share.

        The company was formed on the 20th day of April 1996. The share capital of the Company is US$ 5,000,000 divided into 5,000 shares at US$ 1,000 each. At formation, Royal Millicom Co., Limited made the total contribution of the share capital.

        The Company obtained the license for the provision and operation of GSM Digital Cellular mobile telephone services within the Kingdom of Cambodia from the Ministry of Posts and Telecommunications on the 20th of April 1996. The license is valid for a period of 35 years. Prior to the end of the 35-year license period, the Company can apply to the MPTC for an extension to the license.

        The Company obtained the investment approval letter number 1066/96 from the Council for the Development of Cambodia/Cambodian Investment Board dated 7 August 1996. The Company was registered with the Ministry of Commerce (MOC) and received letter reference 2159 M.O.C dated 26th August 1996. The MOC Registration number is INV 231/96 M.

        The Company is using "Mobitel," "Everyday" and "Telesurf" brands for its mobile phone and internet connections, respectively. In order to protect the brand names, Mobitel Company Limited and Everyday Company Limited were established as wholly owned subsidiaries of the CamGSM Company Limited. Mobitel Company Limited was registered with MOC on 20th January 1997 as per license reference CO 2824/97P. Everyday Company Limited was registered with MOC on 9th August 2001 as per license reference CO 5561/01P. Both companies are dormant.

        On 21 July 2000, the Ministry of Commerce approved the change of the Company from a joint venture to a wholly owned subsidiary of Royal Millicom Co., Limited and the change of the registration number to Inv.231/96E dated 20 August 1996.

        The principal activities of the Company are to:

  (a)
  Install and operate any and all equipment and machinery used in connection with the operation of the GSM mobile cellular telephone network in the entire Kingdom of Cambodia and all products which are ancillary, complementary or component parts of such equipment; and

  (b)
  Market and sell any telecommunications product and/or service of the Company.

        The registered office of CamGSM Company Limited is at #33 Preah Sihanouk Boulevard, Phnom Penh 3 District, Phnom Penh, Kingdom of Cambodia.

        As at 31 December 2003, the Company employed 134 employees (2002: 136 employees).

Exh 14.6-6

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of preparation

        The financial statements of the company, which are expressed in United States dollars, are prepared under the historical cost convention, drawn up in accordance with International Financial Reporting Standards, a basis other than the General Accounting Plan of Cambodia.

        The significant policies adopted in the preparation of the financial statements are set out below.

  Property, plant and equipment

        All items of property, plant and equipment are initially recorded at cost.

        Expenses for additions, improvements and renewals are capitalised and expenditure for maintenance and repairs are charged to the statement of income. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and any gain or loss from their disposal is included in the statement of income and retained earnings.

        The carrying amount is written down immediately to its recoverable amount if the carrying amount is greater than its estimated recoverable amount. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

  Intangible assets

  Cost to obtain license

        License costs are included in the balance sheet as intangible assets. These costs are amortised over twelve months, on a straight-line basis.

  Trade receivables

        Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. The amount of provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the market rate of interest for similar borrowers.

  Inventories

        Inventories consist of cellular telephone equipment, related accessories, telesurf equipment, prepaid telephone and internet cards and network equipment spares and are stated at the lower of cost (including costs incurred in bringing the product to its present location and condition) and estimated net realizable value.

        Cost is determined on a first-in-first-out basis. Net realizable value represents the estimated selling price less anticipated costs of disposal.

        Provisions are made against damaged, obsolete and slow moving items and are included in the cost of sales.

Exh 14.6-7

  Cash and cash equivalents

        Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the statement of cash flows, cash and cash equivalent comprise cash on hand, deposits held at call with banks, other short-term highly liquid investments, and bank overdrafts. In the balance sheet, bank overdrafts are included in current liabilities.

  Revenue recognition

        Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised:

  Sale of goods

        Revenue is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer.

  Rendering of services

        Revenue from services consists of billing to customers for monthly subscription fees, airtime usage fees and one-time connection fees. Revenue is recognized on an accrual basis. Unbilled revenues for airtime usage and subscription fees resulting from service provided from the billing cycle date to the end of each month are estimated and recorded.

  Phone subsidies

        Discounts are given on phones sold as part of promotional activities and the excess of the cost of the phone over its sale price is included in marketing expenses.

  Operating leases

        Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received from the leasing company are charged to the profit and loss account on a straight-line basis over the lease periods.

  Depreciation

        Depreciation is provided on a straight-line basis on all property, plant and equipment at rates calculated to write off the cost of each asset evenly over its expected useful life as follows:

Building and leasehold improvements	5 and 25 years
Network equipment	3 and 5 years
Billing system	3 years
Office equipment	2 and 3 years
Motor vehicles	3 years
Furniture and fixtures	3 years

        Fully depreciated assets are retained in the accounts until they are no longer used and no further charge for depreciation is made in respect of these assets.

Exh 14.6-8

  Deferred income tax

        Deferred income tax is provided in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. The principal temporary difference arises from tax losses carried forward.

        Deferred income taxes are calculated using a principal tax rate of 20%.

  Foreign currencies

        The Company maintains its accounting records in United States dollars, the functional and widely accepted and used currency in the Kingdom of Cambodia.

        Transactions in currencies other than US$ are recorded at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in currency other than US$ are retranslated to US$ at exchange rates ruling at the balance sheet date. All exchange differences arising on settlement or restatement are recognised in the statement of income and retained earnings.

  Risk management

  Liquidity risk

        The Company has incurred significant indebtedness but evaluates its ability to meet its obligations on an ongoing basis. Based on these evaluations, the Company devises strategies to manage its liquidity risk.

  Credit risk

        Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, fixed deposits, letters of credit and account receivable. The counter-parties to the agreement related to the Company's cash and cash equivalents, fixed deposits and letters of credit are significant financial institutions. Management does not believe there is significant risk of non-performance by these counter-parties. Accounts receivable are derived from the provision of telecom services to a large number of customers, including businesses and individuals as well as local telecommunication companies and the related concentration of credit risk is therefore limited. The Company maintains a provision for impairment of trade receivables based upon the expected collectability of all trade accounts receivable.

  Cash flow and fair value interest rate risk

        As the Company has no significant interest-bearing assets, the Company's income and operating cash flows are substantially independent of changes in market interest rates.

        The Company's interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. The Company evaluates the interest rate risk on an on going basis and devises strategies to manage its risk. At the year end, 57% of borrowings were at fixed rates. (2002: All borrowings are at variable rates)

Exh 14.6-9

3.     INCOME

	2003 US$	2002 US$	2001 US$
Provision of telecom services	63,971,714	48,709,773	38,341,791
Connection and subscription revenues	5,386,586	6,143,076	10,085,332
Equipment revenues	436,209	106,699	17,155
Other revenues	203,045	247,874	472,397

	69,997,554	55,207,422	48,916,675

4.     COST OF SALES

	2003 US$	2002 US$	2001 US$
Costs from the provision of telecom services	29,464,698	14,842,001	12,157,370
Connection costs	481,099	835,230	827,535
Telephone and equipment	592,155	54,795	35,832

	30,537,952	15,732,026	13,020,737

        The costs from the provision of telecom services include interconnection fees, roaming charges, lease lines, the consultancy costs of identifying, procuring, installing and commissioning new cell sites and revenue sharing.

  Revenue sharing

        The revenue sharing represents fee paid/payable by the company to the Ministry of Posts and Telecommunication of the Kingdom of Cambodia for the right to operate a GSM cellular mobile telephone network. This is calculated as a percentage of gross revenue of the company. The rates applicable are:

1996 to 1998	5% per annum
1999 to 2001	10% per annum
2002 onwards	15% per annum

        The Company determines gross revenue as total revenue less charges by the Ministry of Post and Telecommunication of the Kingdom of Cambodia.

5.     GENERAL AND ADMINISTRATIVE EXPENSES

	2003 US$	2002 US$	2001 US$
Depreciation expense (note 8)	12,126,690	13,002,107	10,634,151
Personnel and travelling expenses	1,778,604	2,302,762	2,433,081
Professional fees	1,444,031	1,235,112	272,673
Rentals	189,920	130,190	140,668
Amortization expense (note 9)	4,167	55,833	225,000
Other operating expenses	3,720,392	2,690,431	2,104,166

	19,263,804	19,416,435	15,809,739

Exh 14.6-10

6.     NET FINANCE EXPENSES

	2003 US$	2002 US$	2001 US$
Interest expenses	586,359	852,428	1,141,061
Foreign exchange (gain) / loss	(8,050)	10,633	6,750
Gains on disposal of fixed assets	—	(15,844)	(34,304)
Interest income	(158,180)	(21,796)	(236,894)

	420,129	825,421	876,613

7.     INCOME TAX EXPENSE

        Income tax expense is calculated on the basis of the current interpretation of the tax regulations. However, these regulations are subject to periodic variation and the ultimate determination of the income tax expense will be made following inspection by the tax authorities.

  (a) Income tax expense

	2003 US$	2002 US$	2001 US$
Income tax expense	2,782,082	2,685,502	2,088,933

  (b) Reconciliation between income tax expense and accounting profit

	2003 US$	2002 US$	2001 US$
Accounting profit	13,762,671	13,427,509	10,365,742

Tax expense at 20%	2,752,534	2,685,502	2,073,148
Tax effect of non deductibles expenses	29,548	—	15,785

Current income tax expense	2,782,082	2,685,502	2,088,933

  (c) Deferred tax

        There is no deferred tax recognised as there are no temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Exh 14.6-11

8.     PROPERTY, PLANT AND EQUIPMENT

	Building and leasehold improvement US$	Network equipment US$	Billing system US$	Equipment, furniture & fixture US$	Motor vehicles US$	Capital work-in- progress US$	Total US$
Cost
As at 1 January 2003	565,690	60,619,999	2,844,531	3,536,247	598,696	7,210,936	75,376,099
Additions	—	—	—	321,434	50,445	19,609,266	19,981,145
Transfers	79,466	14,465,535	596,812	41,006	—	(15,182,819)	—
Disposal	—	—	—	—	(13,000)	—	(13,000)

As at 31 December 2003	645,156	75,085,534	3,441,343	3,898,687	636,141	11,637,383	95,344,244

Accumulated depreciation
As at 1 January 2003	172,806	34,487,168	2,344,422	2,791,233	484,961	—	40,280,590
Charge for the year	57,708	11,007,340	391,691	580,788	89,163	—	12,126,690
Disposal	—	—	—	—	(13,000)	—	(13,000)

As at 31 December 2003	230,514	45,494,508	2,736,113	3,372,021	561,124	—	52,394,280

Net book value
As at 31 December 2002	392,884	26,132,831	500,109	745,013	113,735	7,210,936	35,095,509

As at 31 December 2003	414,642	29,591,026	705,230	526,666	75,017	11,637,383	42,949,964

        Cost of property, plant and equipment includes US$27,560,525 (2002: US$15,575,944) which has been fully depreciated.

9.     INTANGIBLE FIXED ASSETS

	2003 US$	2002 US$
Cost
Cost to obtain license	360,000	356,000

Amortisation
At 1 January	(355,833)	(296,000)
Cost to obtain license	(4,167)	(59,833)

At 31 December	(360,000)	(355,833)

Net book value
Cost to obtain license	—	167

	—	167

Exh 14.6-12

        The cost to obtain the license amounting to US$ 360,000 represents US$ 300,000 payment to a consultant to assist in obtaining the license to operate broadband services throughout Cambodia incurred in 2001 and US$ 60,000 cost of Tango (092 prefix) license incurred in 2002.

10.   PREPAID RENT

        This represents rental deposit of US$192,000 equivalent to two years of rental fees on the lease of the main office located at House No. 33, Street 274, Chak Tu Muk, Daun Penh District, Phnom Penh, Cambodia. This deposit shall be applied on the last rental payment which falls on year 2020 and 2021.

        Additional rental deposit of US$6,900 equivalent to six months rental fees on the lease of main office extension. This deposit shall be applied on rental payments which will fall due on 5 March 2010.

11.   CASH AND CASH EQUIVALENTS

	2003 US$	2002 US$
Cash on hand	223,408	198,814
Cash at bank	11,567,192	6,685,145

	11,790,600	6,883,959

12.   TRADE AND OTHER RECEIVABLES

	2003 US$	2002 US$
Accounts receivables—airtime and subscription	6,136,111	4,262,172
Accounts receivables—interconnect	2,610,082	1,708,054
Accounts receivables—roaming	637,868	1,106,591
Accounts receivables—telephone and equipment	—	20,602
Other receivables	155,056	176,684

	9,539,117	7,274,103
Less: Provisions for bad and doubtful accounts	(2,729,078)	(2,382,326)

Trade receivable—net	6,810,039	4,891,777
Advances to suppliers	99,936	37,940
Other advances	37,394	125,649

	6,947,369	5,055,366

13.   PREPAID EXPENSES

        Prepaid expenses represent prepayments made for rentals, insurance, lease lines, interconnect fees, advertising, consultancy and other expenses.

Exh 14.6-13

14.   INVENTORIES

	2003 US$	2002 US$
SIM Cards	231,790	137,618
Telesurf (internet) equipment	120,821	1,033
Prepaid telephone and internet cards	84,144	91,203

	436,755	229,854

15.   RECEIVABLE FROM RELATED COMPANIES

	2003 US$	2002 US$
Cambodian Broadcasting Services Ltd.	4,905,830	1,440,927
Royal Telecam International Limited	665,520	404,683
Royal Millicom Company Limited	228,286	157,673
Millicom International Cellular	91,039	91,279
Millicom Lao Co., Ltd.	76,998	—
Millicom International London	9,899	9,899

	5,977,572	2,104,461

16.   INTEREST-BEARING LOANS AND BORROWINGS

	2003 US$	2002 US$
Loan no. 1	2,717,040	5,434,080
Less: Current portion of interest-bearing loans and borrowings	(2,717,040)	(2,717,040)

	—	2,717,040

Loan no. 2	2,000,000	—
Less: Current portion of interest-bearing loans and borrowings	(800,000)	—

	1,200,000	—

Loan no. 3	1,666,667	—
Less: Current portion of interest-bearing loans and borrowings	(666,667)	—

	1,000,000	—

Loan no. 4	—	4,994,840
Less: Current portion of interest-bearing loans and borrowings	—	(4,994,840)

	—	—

	2,200,000	2,717,040

        Maturity of interest-bearing loans and borrowings is as follows:

	2003 US$	2002 US$
Between 1 and 2 years	2,200,000	2,717,040

  Loan number 1

        Loan no. 1 is obtained in accordance with the term loan agreement signed between CamGSM Company and ABN AMRO Bank, N.V. on 31 August 1999 to obtain total term loan facilities

Exh 14.6-14

amounting to US$ 9,523,105. The facilities were made for financing 100% of the capital expenditure for the extension of MobiTel GSM network in Cambodia pursuant to Indent nine. The rate of interest applicable to the outstanding balance shall be 0.5% plus LIBOR per annum. The Company shall repay the loan in instalments by repaying an amount equal to one-seventh of the amount of the loan every six months starting 31 August 2001. As at 31 December 2003, the outstanding balance for this term loan facilities amounts to US$ 2,717,040 (2002: US$ 5,434,080).

  Loan number 2

        The company entered into new loan agreement with Union Commercial Bank Plc ("UCB") in February 2003. The agreement with UBC was signed by Union Commercial Bank Plc and CamGSM Company Limited on 10 February 2003 for the aggregate principal amount of US$2,400,000. The loan was made to finance up to 100% of the capital expenditure for the expansion of Mobitel GSM network in Cambodia. The Company shall repay the loan in six equal semi-annual instalments starting 15 August 2003. The interest rate shall be a fixed rate of 11% and shall be calculated on the basis of 365 day year. As at 31 December 2003, the outstanding balance for this loan amounts to US$2,000,000.

  Loan number 3

        On 27 March 2003, CamGSM Company Limited and Singapore Banking Corporation Ltd (SBC), Phnom Penh signed a loan agreement for a commercial loan of US$2,000,000. The loan was made to finance up to 100% of the capital expenditure for the expansion of Mobitel GSM net work in Cambodia. The Company shall repay the loan in six equal semi-annual instalments. The Company shall pay the first instalment on 30 September 2003. The interest rate shall be a fixed rate of 10% and shall be calculated on the basis of 360 day year. As at 31 December 2003, the outstanding balance as at 31 December 2003 is US$ 1,666,667.

  Loan number 4

        On 28 December 2000, CamGSM Company Limited and Crédit Agricole Indosuez, Paris signed a loan agreement for a commercial loan of US$12,487,099. The loan was made to finance up to 100% of the capital expenditure for the expansion of Mobitel GSM network in Cambodia pursuant to purchase order number one dated 18 April 2000. The rate of interest applicable to the outstanding balance shall be 1.625% plus LIBOR per annum. The Company shall repay the loan in five equal instalments every six months starting 28 December 2001. As at 31 December 2003, this loan was fully repaid.

  Fair value of financial liabilities

        The carrying amount of the loans as at 31 December 2003 approximated its fair value.

        Interest expense is calculated on the effective yield basis by applying the effective interest rate on the loan balances. Effective interest rate is the internal rate of return of the loans for that period.

17.   TRADE AND OTHER PAYABLES

	2003 US$	2002 US$
Ministry of Posts and Telecommunications of the Kingdom of Cambodia	14,664,613	12,382,338
Alcatel CIT	9,350,146	2,634,690
Prepaid cards—unearned airtime revenue	2,940,268	1,424,708
Subscribers' deposits	326,850	391,751
Other accounts payable	5,793,144	1,618,728

	33,075,021	18,452,215

Exh 14.6-15

18.   TAXES PAYABLE

	2003 US$	2002 US$
Profit tax payable	3,686,136	3,926,988
Value added tax payable	3,264,944	591,749
Other taxes payable	330,774	200,751

	7,281,854	4,719,488

19.   DUE TO RELATED COMPANY

	2003 US$	2002 US$
Millicom International Cellular Luxembourg	1,748,259	2,099,840
Royal Telecam International Limited	2,784,779	1,462,165

	4,533,038	3,562,005

        The amount payable to Millicom International Cellular Luxembourg represents expenses incurred prior to the commencement of commercial operations of the Company, management salaries and down payment made to Alcatel CIT related to Indent one to the Frame Agreement on GSM network paid on behalf of the Company.

        This amount is interest free with no fixed repayment terms.

20.   ACCRUED LIABILITIES

	2003 US$	2002 US$
Accrued direct costs	1,337,828	2,561,365
Accrued operating expenses	756,066	410,780
Accrued interest expenses	133,624	75,119

	2,227,518	3,047,264

21.   LEGAL CAPITAL

	Number of Shares	Amount US$
At 31 December 2003 & 2002	5,000	5,000,000

        The share capital of the Company is US$ 5,000,000 divided into 5,000 ordinary shares, each with a par value of US$ 1,000. All issued shares are fully paid.

Exh 14.6-16

22.   COMMITMENTS

        As at 31 December, the Company has the following commitments:

	2003 US$	2002 US$
Capital commitment for purchase of fixed assets	8,082,746	1,158,568

Lease commitment for office rental
Due within one year	482,952	440,420
Due within one to three years	992,982	758,395
Due within three to five years	954,349	424,979
Due after five years	826,310	1,449,989

	3,256,593	3,073,783

        The Company signed a Network Development Agreement ("the Agreement) with a local company for the identifying, procuring, installing and commissioning of new cell sites. In accordance with this agreement, the consultancy fee is calculated at 9% of revenue. For purposes of this Agreement, revenue represents all revenue less all charges by international gateway operators, interconnect and roaming costs and dealers commission. The agreement is valid until 31 December 2006.

23.   RELATED PARTY TRANSACTIONS

        (a)    Corporate guarantees given

  1.
  The term loan amounting to US$9,523,105 is guaranteed by Millicom International Cellular S.A. up to 50% of the credit facility.

  2.
  The commercial loan signed on 28 December 2000 with a total facility of US$12,487,099 is guaranteed by Millicom International Cellular S.A. up to 50% of the credit facility.

  3.
  The loan amounting to US$2,000,000 is guaranteed by Personal Gurantee from Neak Okhna Kith Meng and the Corporate Guarantee issued by Millicom International Cellular S.A, Luxembourg.

  4.
  The loan amounting to US$2,400,000 is guaranteed by Personal Gurantee from Neak Okhna Kith Meng and the Corporate Guarantee issued by Millicom International Cellular S.A, Luxembourg.

        (b)    Transactions with Royal Telecam International Limited (RTI)

	2003 US$	2002 US$
Revenue
Marketing support	142,853	157,224
Thaicom satellite lease	39,200	40,800
Outsourcing activities	20,992	49,850

	203,045	247,874

Cost of sales
Airtime costs and leased line	3,529,084	3,755,000

	3,529,084	3,755,000

        The revenue from RTI includes interconnect fee, marketing support, outsourcing activities and sublease of 1 Mhz Thaicom Satellite.

Exh 14.6-17

  •
  Marketing support is calculated at 5% of gross revenue of RTI related to calls made by CamGSM Company Limited's customers.

  •
  Outsourcing activities represents staff support for helpline and engineering. Helpline is charged at 30 cents per minute of call center support to RTI's customers. Engineering support is calculated at US$ 20 per hour on actual time charges of engineers assisting RTI.

  •
  The satellite lease line is based on cost plus 5% margin.

        The airtime costs are calculated on air time usage at the rate prescribed by the Ministry of Post and Telecommunication.

        (c)    Transactions with MIC Group

        Technical assistance is provided by MIC Cellular SA. Total charged for the year amounts to US$ 1,000,000 (2002: US$ 1,006,000).

24.   RECONCILIATION TO U.S. GAAP

        The financial statements of the Company have been prepared in accordance with IFRS. If the financial statements had been prepared under accounting principles generally accepted in the United States of America ("U.S. GAAP") the following principal differences would arise:

  a)
  Under IFRS, the Company recognizes revenues for connection fees when the customer is connected and able to use the service.

    Under U.S. GAAP, the Company applies the guidance in Staff Accounting Bulletin No. 101 (SAB 101), Revenue recognition in Financial Statements, and Staff Accounting Bulletin No. 104 (SAB 104), Revenue recognition. Under this guidance, the Company evaluates each element of a customer arrangement to determine the appropriate period for recognition of revenues. Revenues on connection fees are deferred and recognized as revenues on a pro rata basis over the estimated life of the customer relationship. In 2003 management changed its estimate of the life of such relationship from 1 to 2 years and applied this change prospectively. The effect on net income of this change in 2003 is a loss of US$(377,000).

  b)
  Under IFRS all borrowing costs are expensed as incurred.

    Under US GAAP, interest cost is included as a component of historical cost of assets acquired or constructed (1) for a company's own use or (2) for sale or lease that are constructed as separate and discrete projects. The Company acquires and constructs network equipment and other assets for its own use. Accordingly, under US GAAP the Company adjusts net income to capitalize a portion of interest cost from interest bearing loans and borrowings, net of incremental depreciation expense for property plant and equipment, which includes amounts previously capitalized.

  Reconciliation of Net Profit for the year:

        The above item gives rise to the following differences in net profit recorded under U.S. GAAP:

	2003 US$	2002 US$	2001 US$
Net profit for the year reported under IFRS	10,980,589	10,742,007	8,276,809
Items (decreasing) increasing reported profit:
Recognition of connection fees	(683,000)	(158,000)	96,000
Capitalization of interest	146,890	(160,393)	248,794

Net profit under U.S. GAAP	10,444,479	10,423,614	8,621,603

Exh 14.6-18

  Shareholder's Equity Reconciliation:

	2003 US$	2002 US$
Shareholders' equity under IFRS	16,613,396	13,132,807
Items (decreasing) increasing reported equity:
Recognition of connection fees	(745,000)	(62,000)
Capitalization of interest	1,182,252	1,035,362

Shareholders' equity under U.S. GAAP	17,050,648	14,161,969

25.   SUBSEQUENT EVENTS

  New facilities

  Loan with Society de Promotion et de Participation Por La Cooperation Economique S.A (PROPARCO)

        On 8 December 2003, CamGSM Company Limited and PROPARCO signed a loan agreement for a commercial loan of US$8,500,000. The loan was made to finance up to 100% of the capital expenditure for the expansion of Mobitel GSM network in Cambodia. The loan is guaranteed by the Corporate Guarantee issued by Millicom International Cellular S.A, Luxembourg.

        Interest payable shall be calculated at USD LIBOR three months plus the margin based on rates published two Business Days prior to the first day of each Interest Period. Interest is payable on the 16th of January, 16th of April, 16th of July and 16th of October each year. The Company shall repay the loan in seventeen equal quarterly payments due and owing on the Payment Dates commencing from 15 January 2005.

        No draw down has been made as at 31 December 2003.

  Opening of Stand By Letter of Credit (SBLC)

        On 27 February 2004, the Company opened a SBLC with Credit Agricole Indosuez, Paris amounting to US$ 1,177,020. The SBLC is signed in favor of Society de Promotion et de Participation Por La Cooperation Economique S.A. (PROPARCO) as a security for the credit facility signed between the Company and PROPARCO. Simultaneously, the Company have a fixed deposit at Credit Agricole Indosuez for the same amount.

  Changes in the Law on Taxation

        Beginning from 1 January 2004, the specific tax on local and international calls has increased, as follows:

  i)
  specific tax on international calls has increased from 2% to 10%, and

  ii)
  local calls are now subject to 10% specific tax.

        Specific tax is calculated on gross airtime revenue. Specific tax for 2004 will approximately be US$ 4.5 million to US$ 6 million.

Exh 14.6-19

QuickLinks

  Exhibit 14.6
CAMGSM COMPANY LIMITED FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001
CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CAMGSM COMPANY LIMITED STATEMENTS OF INCOME FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001
CAMGSM COMPANY LIMITED STATEMENTS OF CHANGES IN OWNER'S EQUITY FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001
CAMGSM COMPANY LIMITED BALANCE SHEETS AS AT 31 DECEMBER 2003 AND 2002
CAMGSM COMPANY LIMITED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001
CAMGSM COMPANY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2003, 2002 AND 2001